Exhibit 2.1

(INFORMAL ENGLISH TRANSLATION)


COMPANY PURCHASE CONTRACT
Shares and Transfer Contract

Table of Contents

          Preface

PART I    SUBJECT OF THE COMPANY PURCHASE

ss. 1     Legal Status
      1   Company
      2   Shareholders of the Company

ss. 2     Subject of Purchase


PART II   TRANSFER

ss. 3     Transfer
      1   Assignment and Transfer
      2   Closing Date
      3   Allocation of Profits
      4   Balance Sheet and Balance Sheet Date
      5   Capital Structure of Company
      6   Taxes
      7   Intellectual property
      8   Management by the Seller
      9   Pension Obligations


PART III  CONSIDERATION

ss. 4     Purchase Price
      1   Purchase Price
      2   Due Date
      3   Payments, Delay
      4   Reserve retained for Warranties / Trust Account
      5   Delay


PART IV   WARRANTIES AND LIABILITY

ss.5      Warranties / Guarantees
      1   Basic Principles
      2   Rights in the Shares
      3   Structure of the Company
      4   Assets of the Company



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      5   Public Duties
      6   Contractual Relationships
      7   Intellectual Property, Contractual Restrictions
      8   Business Operations
      9   Procurement
      10  Revenues
      11  Personnel


ss. 6     Warranties, Guarantees, Liability
      1   Types of Warranties
      2   Scope of Warranties
      3   Estoppel, Limitations of Actions
      4   Security for Warranties


PART V    OTHER DUTIES

ss. 7     Company Name, Tradenames

ss. 8     Competition

ss. 9     Informational Rights

ss. 10    Confidentiality

ss. 11    Experts, Expert Affidavits

ss. 12    Securities, Sureties

ss. 13    Declarations, Notice Periods

ss.14     Costs

ss. 15    Miscellaneous Clauses

ss. 16    Severability Clause



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                            COMPANY PURCHASE CONTRACT
                          SHARES AND TRANSFER CONTRACT

                                     Preface

1. The Seller is shareholder in a company whose business is are described as follows. The company provides planning and construction of hydraulic equipment and systems.

2.   The Buyer distributes hydraulic systems.

3. The Seller sells with this contract its shares in the company to the Buyer. The details of the acquisition are determined by the following provisions.

                                       I.
                         SUBJECT OF THE COMPANY PURCHASE

                                      ss. 1
                                  Legal Status

1.   Company

a)   The Seller is shareholder in the following company:

          Rander + Co Hydraulik-Systeme und Anlagenbau GmbH
          Handelshof 24, 28816 Stuhr,
          registered place of business in Stuhr,
          registered in commercial registry of
          the district court of Syke under the number HRB 2055,

     referred to hereafter as
                                  - Company -

b)   The share capital of the Company amounts to DM 200,000 .

c) The articles of association of the Company exist in the version dated May 22, 1989 .

2.   Shareholders of the Company

a)   The Company has the following shareholders:

         Shareholders / Holdings                        in %              in DM

     (1) Eckhard Pohle                                 16.65          33,300.00
     (2) Veronika Pohle                                33.40          66,800.00
     (3) Fritz Hische                                  33.30          66,600.00
     (4) Felizitas Hische                              16.65          33,300.00

         total                                        100.00         200,000.00



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b)   The share contributions are fully paid in accordance with the currently valid version of the articles of association.

                                      ss. 2
                               Subject of Purchase

1.   The Seller sells herewith its shareholding designated underss.1(2)(a).

2. Without regard to the use of the singular term ,,Seller", the sellers within the meaning of ss. 2(1) in this contract are all the listed sellers. Without regard to the use of the singular term ,,shareholding", the subject of purchase within the meaning of ss.2(1) of this contract are all the shares held by the sellers under ss. 1(2)(a).

                                       II.
                                    TRANSFER

                                      ss. 3
                                    Transfer

1.   Assignment and Transfer

     The Seller assigns to the Buyer as of the closing date the sold shareholding. The Buyer hereby accepts this assignment.

     The rights and duties of the shareholding are transferred in complete scope as of the closing date to the Buyer insofar as nothing else is provided for by the following.

2.   Closing Date

a) The closing date is June 1, 2002 (closing date). The transfer occurs with effect as of the start of the day, midnight.

b) If the purchase contract has not become valid by the time of the date provided for the closing, in particular on account of a necessary consent that has not been obtained, the closing date is postponed to the day of validity (of the contract).

     The commercial transfer occurs nevertheless as of the time of the closing date; the parties will retroactively place themselves as to their contractual relationship with each other as if the actual transfer occurred not on the day of validity of the transfer, but already as of the closing date.

3.   Allocation of Profits



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     The right to the dividends on the shareholding belongs to the Buyer; the right to dividends on the share capital is transferred in this respect to the Buyer. The concept, profits, encompasses the profits from the current business year and the full profit amount from the previous year's balance sheet for 2001. The profit is calculated according to the German Commercial Code with regard to ss.ss. 238 et seq. And 264 et seq.
     The Seller will make no dividend distributions from the company up to the transfer. Any preliminary dividend distributions already made from the profits will be paid in by the Seller to the company by the closing date.

4.   Balance Sheet and Balance Sheet Date

     The last annual financial statement of the company was made as of December 31, 2001 (Balance Sheet Date). The determination of the annual financial statement took place. The Seller obligates itself not to adopt any resolution for distribution of the profits.

5.   Capital Structure of the Company

a) The company will reflect a balance sheet structure as of the closing date ( status of assets and liabilities, breakdown of equity capital ) that will not differ materially from the annual financial statement as of the balance sheet date.

b) The company will dispose over equity capital within the meaning of subsection a) above in the amount of at least EUR 900,000.00 ( in words: nine hundred thousand Euros ) as of the closing date. Any corporate tax credits are not counted as equity capital.

6.   Taxes

     The Seller bears any subsequent tax liabilities for business related taxes from a final tax audit, in particular as a result of an external tax audit, for periods up until the balance sheet date. It will pay directly the relevant amounts in place of the company to the tax authority or indemnify the company of the relevant obligation in full. Any tax refunds will be paid by the company to the Seller. This does not apply nevertheless insofar as the changes in the tax due occurs from reasons that lead to a tax obligation or tax reduction in later periods. A payment of a tax refund will also not apply for tax credits resulting from the abolition of the tax credit procedure (Anrechnungsverfahren) in the corporate income tax ( ss. 37 Corpoate Income Tax).

7.   Intellectual Property of the Seller

a) The Seller leaves to the company hereby with effect as of the closing date all of any intellectual and commercial property belonging to him and allocable to the company ( hereafter described in abbreviated form as Intellectual Property ). This includes all intangible results of work that could be the subject of intellectual or commercially protected property, as well as knowledge, concepts, trade secrets, business secrets and other know-how, even if this is not protected as such legally. Intellectual property belongs to the company if (1) it was created by the company or the seller in connection with its activity or its shareholding in the company, or (2) was created or obtained by the seller or its agents and served the company, should have



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     served it or according to the then current view, should have served it in the future, whether on a compensated or non-compensated basis.

b) According to information provided by the Seller, it has no such intellectual property rights. The following provisions apply only for the event that such rights nonetheless exist.

c) Insofar as a transfer of the legal status is not possible on account of the nature of the subject of the intellectual property ( for example, in the case of copyrighted works ), the Seller grants hereby to the company an exclusive right of use of the subject, unlimited in time and geographical scope. The terms are determined by the rules on grant of a right of use to copyrighted works in the

                                   Exhibit 1

c) The company bears the costs of transfer and maintenance of any protected rights as of the closing date.

d) The grant of the intellectual property, whether proteced by commercially proteced rights or protectible or not, occurs by transfer of all existing knowledge that is connected with the intellectual property, whether or not recorded in any ltangible form. Insofar as the knowledge is recorded in tangible form, the Seller leaves the company all drawings in their originals and all existing copies in whatever medium. Drawings remaining with the seller in any remaining media will be deleted by the Seller. The Seller undertakes these obligations also for third parties that are in possession of such drawings.

f) The grant of intellectual property is compensated for by the consideration given under this contract. No further compensation to the Seller or third parties will occur.

8.   Management by the Seller

     The Seller under 1), Mr. Eckhard Pohle, will make himself available as managing director initially until May 31, 2003 and on mutual consent for further periods, at the longest however until December 31, 2004. He enters into a new managing director employment agreement with the company with effect as of the closing date. The contract is deemed to be the version dated this day.

9.   Pension Obligations

     The existing contracts for old age insurance will be treated pursuant to the recommendations made in the existing affidavit of Hans Joachim Kasper dated December 31, 2001. The legitimated persons are entitled to convert the pension promise according to one of the following alternatives:

     (1) Conversion into a capital sum obligation (ss.6.4 of the affidavit). The named capital is due at the completion of the sixtieth anniversary or at disability or at death, independent from the employmentship to the company.
          (2)  Payment of a lump sum capital payment (ss. 6.2 of the affidavit)
     (3) transfer of the accrued liabilities to a pension fund (ss.6.3, 2nd alternative of the affidavit)



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     The details will be regulated in a separate arrangement. The conversion should be completed by December 31, 2002.

                                      III.
                                  CONSIDERATION

                                      ss. 4
                                 Purchase Price

1.   Purchase Price

a)   The purchase price for the sold shareholding amounts to EUR 3,323,400.00

     (in words: three million three hundred twenty three thousand, four hundred Euros).

b) The purchase price belongs to the Sellers 1) to 4) in proportion to their holdings in the share capital of the Company. The Buyer fulfills its duty by payment of the amount to the account provided in this contract. Any required allocation and distribution of amounts is the responsibility of the account holder.

2.   Due Date

     The purchase price is due in the whole amount within two weeks after the date this contract takes effect.

3.   Payments, Delay

a) The Buyer will make the amount that is due to be paid out (purchase price less the reserve retained for warranties per ss. 4(4)) available to the Seller on the due date to the account named by the Seller. The Buyer bears any bank fees. Insofar as the Seller does not inform the Buyer of another account, the following applies as the payment account:

     For Sellers 1) and 2)
              Bank:             Raiffeisen-Volksbank Delmenhorst Schierbrok eG
              Branch:           27777 Ganderkesee - Heide II
              Bank Number:      280 671 70
              Account Number:   20 7924 000
              Account Holder:   Veronika Pohle

     For Sellers 3) and 4)
              Bank:             Bankhaus Carl F. Plump & Co.
              Branch:           28025 Bremen
              Bank Number:      290 304 00
              Account Number:   37397
              Account Holder:   Fritz Hische

b) Insofar as the Seller under this contract or for other reasons is obligated to make compensatory payments to the company and these are due at the same time as the purchase price, but have not yet been paid, the Buyer can pay the relevant amount to the company in place of the Seller. Such payment is deemed in relation to the Seller (sic)



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     as performance of its duty of payment of the purchase price. The payment of a lesser amount to the Seller is deemed to be a declaration of set-off by the Buyer with respect to its claims of reimbursement arising under its duty to pay the purchase price to the Seller.

4.   Reserve retained for Warranties/ Trust Account

a) The Buyer is entitled to pay into a trustee account at the same time a partial sum from the purchase price in the amount of 15% of the purchase price for the period of the warranties. The owner of the trustee account is the Buyer; transfers are to be made exclusively by Buyer and Seller acting jointly.

b) The Buyer will pay out to the Seller from this trust account a partial sum of 10% on March 31, 2003 and the remaining sum of 5% on December 31, 2003, insofar as the Buyer has not raised any warranty claims or other liability claims against the Seller in accordance with ss. 6(4).

c) The account balance is to bear interest at customary market rates ( currently 3.75% ); the Buyer pays interest to the Seller insofar as accumulated with the respective partial payment.

5.   Delay

a) If the payment is received only after the due date, it is deemed to have been paid on time if the payor has instructed its bank to pay three banking days prior to the due date.

b) In case of delay the relevant amount is to collect interest at the rate of 3% above the statutory basis interest rate. Any other claims arising from delay remain undisturbed.

c) Rescission of the contract by the Seller on account of delay is only permissible if the Seller has given the Buyer a cure period of two weeks with notice of rescission and the Buyer has not paid the sum due within this cure period.

                                       IV.
                            WARRANTIES AND LIABILITY

                                      ss. 5
                             Warranties / Guarantees

1.   Basic Principles

a) The seller warrants the actual and legal status of the company and its enterprise according to that which follows in this ss. 5.

b) These warranties are material terms of the acquisition and are represent independent guaranties.



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c)   Insofar as in the specific warranty no reference is given to the point of time as of the conclusion of the contract or the transfer date, the warranties are deemed to have been given as of both points in time. Insofar as warranties are given with reference to completeness and accuracy of exhibits / lists, the point in time of the conclusion of this contract is the applicable point in time.

d) Information provided by Seller and to be provided and the documents provided by Seller and to be provided, in particular the signed transfer lists, are correct, complete and final and reflect the relevant conditions accurately.

e) The statements in this contract and its exhibits by the Seller are correct and complete and reflect the relevant conditions accurately. This applies also for the information in the preface and the legal status under ss. 1.

2.   Rights in the Shares

a) The sold shareholding is not encumbered with any rights in favor of third parties. Insofar as encumbrances currently still exist, the Seller will have removed these by the closing date and transfer the shareholding to the Buyer free of encumbrance.

b) The conclusion and performance of this contract are not in contradiction to any obligation of the Seller. The Seller is entitled to dispose of its shareholding without restriction.

c) A sale of the shareholdings of the Seller in the last ten years before the closing date would have been taxable. The shareholdings were not acquired within the same timeframe from a person who was not entitled to take tax credit of amounts paid as corporate income tax.

d) The Seller has no monetary claims against the company or the Buyer in relation to its leaving the company or the sale of the shareholding, except for those agreed upon in this contract. This warranty also applies for persons in a close relationship to the Seller and affiliated enterprises ( within the meaning of ss. 15 Tax Regulation, ss. 15 Share Company Law, ss.ss. 271(2) and 311(1) Commercial Code ).

3.   Structure of the Company

a) The shareholding in the company listed inss.1 comprises the entire existing shares; there are no others.

b) The contribution due for the shareholding under ss. 1 is paid in full; any in kind contributions have been made according to their full value. Repayments of paid-in capital have not occurred; there have been no such obligations incurred.

c) The articles of association of the company exist in the version dated May 22, 1989.

d) Company-affiliation agreements in the meaning of ss.ss. 291, 292 Share Company Law as well as commitments of support and sureties in favor of third parties and to the burden of the company do not exist.

e) The Seller has no claims for intangible or monetary performance against the company for the time since the balance sheet date, on any legal basis whatsoever. Excepted from



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     this are claims arising from compensation from Eckhard Pohle and from the employment agreement with Veronika Pohle. This warranty also applies to persons in a close relationship to the Seller and affiliated enterprises ( within the meaning of ss. 15 Tax Regulation, ss. 15 Share Company Law, ss.ss. 271(2) and 311(1) Commercial Code ). Excepted from this is the employment agreement with Kirsten Kanert.

4.   Assets of the Company

     a) The annual financial statements of the company as of the balance sheet date as well as for the preceding five business years reflect the books and business papers of the company. They have been prepared and determined according to the generalized German principles of proper bookkeeping and accounting ( GOB ) with recognition to the principle of continuity of accounting and not with reference to the sale of shares. They reflect the economic situation of the company accurately and completely. All business events in the company are correctly reflected in the books of the company and handled in accordance with tax laws correctly.
     The listed annual financial statements have been prepared in a proper manner. The profit distribution resolutions made until now have been issued in a proper manner.

     The business valuation of the company since the balance sheet date until today has been done accurately. The result is not influenced by one-time events.

b) The company has earned the following returns ( EBT ) in the last business years, determined under the above-listed principles:

     Business Year                            EBT in TDM

         1997                                     903
         1998                                   1,214
         1999                                   1,008
         2000                                     946
         2001                                   1,241

c) Since the balance sheet day no unfavorable changes have occured or are expected with respect to the financial situation of the company, except for minor adjustments within the normal course of business.

d) The company will have at its disposal as of the closing date at least the agreed upon equity capital ( see above ss. 3 Transfer ) ( equity capital guarantee ).

e) The company is owner of the asset items considered in the annual financial statement as of the balance sheet date as well as owner of assets acquired since the balance sheet date with the exception of those that have been sold since the balance sheet date within the normal course of business.

     In particular the company is holder of a hereditary building right of the following company-used land parcels

          Building and unbuilt surface area: Handelshof 24/26
          Gemarkung Seckenhausen, Flur 2, Flurstuck 267/12
          with a total qm of 3.973



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          registered in the Deed Book of Seckenhausen
          volume 27 page 825
          reflected by excerpt from the Property Book Registry dated May 24,
          2002

     Only those encumbrances are registered or applied for regarding the land parcels that are listed in the excerpt from the Property Book Registry referred to above. No others exist or are to be expected. In particular there are no encumbrances of a nature that are not required to be registered in the Property Book Registry.

f)   The company has no shareholdings in other companies.

g) The company can dispose of its assets freely. No rights of third parties exist in them. Excepted from this are statutory lien rights and reservations of title on account of general terms and conditions insofar as these obligations are reflected in the books of the company.

h) Only those assets ( rights or things )are required for the current business operations of the company that are encompassed in the annual financial statement as of the balance sheet date or are currently leased (only six passenger vehicle leasing contracts).

i) The valuation of the inventory as of the balance sheet date is accurate with respect to the regulations applicable for the inventory closing as of the balance sheet date.

k) The accounts receivable reflected in the balance sheet of the company as of the balance sheet date as well as those in the current list of debtors dated May 30,2002 can be collected in full on the respective date of maturity, less the reserves provided for and reflected herefor. There are no accounts receivable older than three months insofar as these are not listed in the current list of debtors.

     The claims of the company against affiliated enterprises or persons in a close relationship to the company rest on an appropriate arms length calculation of compensation for services and performance that is common between third parties.

l) The company had no other obligations as of the balance sheet date other than those shown in the relevant balance sheet or provided for by reserves. It has currently no other obligations other than those in the normal course of business, as listed in the current list of accounts payable dated May 30, 2002.

     The obligations of the company towards affiliated enterprises and persons standing in a close relationship to it rest on an appropriate arms length calculation of compensation for services and performance that is common between third parties.

m) The company does not have any obligations as of the balance sheet arising from the giving and transfer of exchange drafts, sureties, checks or check guarantees, other than those items that are noted in the annual financial statement as of the balance sheet date or would have been noted under ss. 285(3) Commercial Code. Currently there are no such obligations.

n) The same applies for securities that have been ordered, promised or provided in favor of third parties. In addition there are no obligations that would not have had to been given under ss. 251 Commercial Code in the annual financial statement.



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5.   Public Duties

a) The company has all necessary public permits for the carrying out of its business operation as it currently occurs in practice.

b)   The company does not violate any provisions of competition law.

c) The company does not violate any provisions or laws relating to environmental protection. The currently used company property is not contaminated. No administrative or civil law measures or proceedings in connection with violations of environmental regulations have been initiated against the company. The Seller has no knowledge that any such measures or proceedings are threatened or could be threatened. No contact has been made with the company from any side on account of environmental violations.
     The company complies with all requirements of the Water Usage Law; the review required under ss. 191 Subsec. 2(2) of the Water Usage Law will be carried out; the requirements for a positive outcome of this review exist.

     The buildings belonging to the company or used by it comply with applicable building regulations and building plans with respect to their construction and maintenance, the workplaces comply with the occupational health and safety regulations, the machines comply with the statutory safety requirements.

d) The company has given all tax returns due and has paid all taxes due or otherwise established and identified sufficient reserves for taxes from periods up until the Balance Sheet Date.

6.   Contractual Relationships

a) The company has, with the exception of Eckehard Pohle, not entered into any further contracts with managing directors, consultants or other persons that provide a one-time or continuing compensation. Employment contracts are not covered by this provision, but rather by ss. 5(11). Excepted from this are contracts with compensation under the following value:

     Person                                EUR one-time     EUR annual

     Consultant                               10,000          20,000
     Other                                     5,000          10,000

b) The company has no contracts for the personnel group listed in section 6a) above concerning profit participation, pensions, group insurance or similar benefits in the case of illness, disability or old age, except for a pension commitment (company pension) in favor of Eckhard Pohle. For pensions, reserves have been established that are given with at least their mathematical insurance value in the balance sheet as of the balance sheet date.

c) The company has not entered into any contracts with sales agents, distributors or other intermediaries for distribution.

d) The company has not entered into any rental or lease contracts for land parcels, buildings or machines with a term of more than one year or an annual rent or lease fee of more than EUR 5,000.



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e)   The company has not entered into any purchase contracts or supply contracts, employment contracts or performance service contracts or other contracts of service of whatever nature that have a term of more than one year and payment or supply obligations of the company of more than EUR 5,000 per contract.

f) The company has not entered into any contracts for the acquisition of fixed assets at an acquisition price of more than EUR 5,000 or entered into contracts or building plans of more than EUR 15,000 in each instance.

g) The company has not entered into any contracts whose nature is beyond the normal course of business.

h) The contracts of the company can be terminated at the latest with the end of the calendar year following the closing date. Excepted from this are contracts whose payment or revenue amount normally to less than EUR 15,000 annually.

7.   Intellectual Property, Contractual Restrictions

a) The company and, insofar as assumed in this contract, the respective Sellers, are legal owners of the intellectual property used or belonging to the company under this contract.

b) The company has not entered into any contracts with third parties concerning its own or third party intellectual property ( transfer from third parties or to third parties. )

c) The company has not entered into any contracts concerning substantive or geographical restrictions of its business activity.

d) The products manufactured and distributed by the company do not violate the commercially protected intellectual property rights of third parties. During the past three years there have not been any claims raised against the company claiming that commercially protected intellectual property rights of third persons were violated.

8.   Business Operations

a) The contracts entered into by the company are valid according to the best knowledge of the Seller. The Seller is not aware of any breaches of contracts in these contracts; in particular the company is not in default of its obligated performance by reason of delay.

b) The company is conducting no proceedings, actively or passively, with a value in controversy of more than EUR 5,000 in any single instance. No administrative proceedings or official investigatory proceedings are pending against the company or are expected.

c) The company maintains all business insurance policies in the insurance list dated May 30, 2002. The premiums have been paid on time. The policies cannot be terminated by the insurer as a result of this contract or before the expiration of one year after the closing date on the part of the insurer.

d) Liability claims against the company or against an enterprise affiliated with it on account of reasons that are connected to the activity of the company, have not been raised either judicially or outside of court in the past five years prior to the closing date.



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     Excepted from this are claims arising out of warranty ( nevertheless not series` production defects ), from vehicular traffic accidents, those with a value in controversy under EUR 5,000 and those that the Seller has disclosed to the Buyer. As for the rest the Seller does not guarantee on defectfree performance of the company against third parties. But it is assured, that the accruels for warranties are made to their best knowledge.

e) The books, drawings and documents of the company are properly maintained and remain available.

f) The business of the company since the closing balance date has been conducted only within the normal course of business and with the care of a prudent merchant. The Seller has used its best efforts since the balance sheet date to keep intact the business organization of the company and to promote the business development of the company. Since the balance sheet date, no events, conditions or circumstances have occurred at the company that as a single instance or collectively reasonably have a material and continuing influence on the assets or the profit prospects of the company. In particular no extraordinary salaries or other compensation has been paid to employees or persons underss.6. Terminations of contracts necessary to the business have not occurred. Damages to property or intangible assets, not insignificant reduction in revenues or other losses have not occurred.

g) For the period since the conclusion of this contract the Seller will use its best efforts to keep the business organization of the company further intact, to keep available the management employees and employees in key positions in the company as well as to maintain the existing business relationships with suppliers, customers and other persons or institutions. Actions of the Seller outside the course of normal business following the validity of this contract are only permissible with the consent of the Buyer. This applies to actions taken by the Seller as well as by the management of the company. In addition the Seller itself or through instructions to the management of the company will keep the Buyer continually informed concerning management and business developments. The catalog of transactions subject to consent and the duties to provide information are provided in the bylaws in the

                                   Exhibit 2

     The Buyer is substituted for purposes of this contract in place of the persons or institutional bodies listed in the bylaws ( for purposes of giving consent ) ( shareholders, consulting board or supervisory board ).

9.   Procurement

     No agreements exist with suppliers, which bind the Seller to obtain supplies from a particular supplier or which obligate the Seller to purchase a required quantity, unless these are incorporated in the list of supply contracts.

10.  Revenues

a) The development of the customer order level of the company is showed by the customer order lists for the month-ends of October 2001, January, February and April 2002 that have been provided.

b) The orders ( current and new ones ) are to be calculated with the care of a prudent merchant. None of the orders are outside the course of normal business or of an extraordinary nature. None of the orders with a remaining order value of more than EUR 20,000 contain unusually unfavorable conditions for the company ( less than half of the margin amount commonly used by the company ). None of the existing orders is performable only under loss or with extraordinary expenditures. The payments received are not out of proportion to the partial performance made by the company.

c) All of the existing customers of the company are identified in the list of accounts receivable appended to the annual financial statements that has been provided and valid as of the Balance Sheet Date.

d) None of the customers, named or unnamed, intend to terminate the business relationship according to the Seller's best knowledge.

11.  Personnel

a) The current ( as of the time of the conclusion of this contract ) employee list results from the number, persons and personnel data ( name, activity, age, plant seniority, salary, other compensation, pension claim ) completely and exclusively from the Salary List dated May 27, 2002 (Employee List) that has been provided. In the event that employees other than those in the Employee List are present after the closing date, the Seller indemnifies the Buyer as follows. For each such employee the Seller will pay a fixed compensatory sum with respect to the compensation and pension claims in the amount of the respective annual compensation ( at the most nevertheless in respect to the number of service months of the employee in the company ) plus all taxes and social security contributions and in the case of pension obligation, the mathematical insurance pension value.

b) No employee of the company has any claims for compensation, special benefits or other type after the closing date, that arose before the closing date and matured then or become mature on a continuing basis.

c) No employee of the company has remaining vacation entitlement of more than 5 days after the closing date for the period prior to the balance sheet date. Insofar as a claim to remaining vacation nevertheless exists beyond this and no corresponding reserves have been set aside, the Seller will reimburse the company the complete compensation amount up to altogether 20 days. The calculation of the compensation amount is determined by the average compensation received over the last 13 months ( ss. 7(4) in connection with ss. 11 Federal Vacation Law ).

d) The company has not entered into for its employees any contracts concerning profit participation, pensions or company pensions, group insurance polices or similar benefits in the event of illness, disability or old age. Excepted from this are the company pension (pension commitment in favor of Veronika Pohle and the bonus (revenue share) of the employee Heuer.

e) Current and earlier independent consultants of the company are neither treatable as sham self-employed nor as employees underlying a duty of social insurance.

f) The company will change or terminate existing employment contracts after conclusion of this contract only with the prior consent of the Buyer. The same applies for the conclusion of new contracts.

g) The company will not enter into any company collective bargaining agreements or new work council agreements until the closing date without the consent of the Buyer and will neither change nor terminate any existing work council agreements.

                                      ss. 6
                        Warranties, Guarantees, Liability

1.   Types of Warranties

a)   Specific Performance:

     Insofar as a warranty given by Seller is inaccurate, the Seller will place the Buyer and the company in that position that the Buyer and the Company would have been in, had the warranty been accurate. A limitation of this obligation exists only according to the provision of the following rules under this ss. 7.
     Insofar as liability consequences are agreed upon within the scope of warranties for the event of non-compliance, these are deemed to be a warranty and a guarantee. The provisions following for warranties apply correspondingly for the guarantee obligation. Any agreed upon limitations of liability, agreed upon in this contract for particular instances, apply further.

b)   Indemnification / Subsequent Performance
     Insofar as the Seller under this contract is obligated to relieve the company of particular obligations toward third parties, the Seller performs its warranty obligations initially by way of subsequent performance, under which it holds the company free from being sued for such obligations. If this indemnification fails or if the Buyer or the company suffer additional damage, the Seller performs the obligations by way of monetary compensation.

c)   Reduction in Price:
     If the Seller fails in performing its duty of indemnification or subsequent performance or does so in an untimely manner, the Buyer has the right to reduce the purchase price.

d)   Rescission of the Buyer:
     The right of rescission of contract on account of defects or non-performance of guarantee promises is excluded.

e)   Damage Compensation:
     The statutory rights of the Buyer are neither limited nor excluded by the provisions in a) through c).

     The manner of determination of the purchase price leaves undisturbed the claim of specific performance or compensation of the warranties given in this contract in any particular instance.

f)   Legal Status:
     With respect to the obligations of the Seller towards the company, a derivative contract of third party beneficiary is created with the right of the Buyer to itself raise the rights of the company.

2.   Scope of Warranties

     An exemption amount of EUR 25,000.00 in total applies.

3.   Estoppel, Limitations of Action

a) Warranty claims can only be raised within a notice period of six months after attaining knowledge thereof; the claim is to be made in writing.

b) Claims arising under warranty expire on December 31, 2003. Warranty claims that are based on breaches of performance of the company in relation to third parties, in particular, customers or suppliers, expire at the end of six months following the expiration period for the contested legal relationship in question.

c)   Any other claims are subject to the statutory period of limitations.

d) A claim on account of agreements reached under this contract for compensation of tax obligations or reimbursements ( see above ss. 3 (6) ) expires ten years after the closing date. It can be raised only within a notice period of six months after attaining knowledge thereof; the claim is to be made in writing.

4.   Security for Warranties

     The account balance on the trustee account in accordance with ss. 4(4) serves as security for warranty and liability claims. The full or partial recourse to the account balance is only permissible in the event that the Buyer has previously raised claims to the Seller in the corresponding amounts. Any such statement of recourse must be in writing.

                                       V.
                                  OTHER DUTIES

                                      ss. 7
                            Company Name, Tradenames

1. The company is entitled to continue using the company name used until now, in particular the term Rander.

2. The Seller obligates itself to refrain from everything that could damage the right of the company to continue use of the company name, in particular with the term Rander. This applies also in case of a restructuring of the company or a merger with other enterprises or the non-use of this company name term by the company.

                                      ss. 8
                                   Competition

1. The Seller may not work personally for the period of three years after the closing date in the territory of the Federal Republic of Germany alone or in another company in the business or sphere of activities of hydraulic systems and hydraulic equipment and may not otherwise participate in this manner directly or indirectly, provide consulting advice or aid in other manner.

2. Indirect participation within the meaning of ss.8(1) is also deemed to include particpation by the Seller itself through persons or companies that are directly or indirectly active or investing in the same business sphere as the company.

3. The compensation for the non-compete covenant is included in the purchase price under this contract. The persons named above waive any claims to a voluntary payment or other compensation from the company.

                                      ss. 9
                               Information Rights

     The Buyer guarantees the Seller or an expert employed by it the right to view documents of the company for events arising from the time until the closing date, insofar as the Seller has a legal interest in this.

                                     ss. 10
                                 Confidentiality

1. The parties obligate themselves to keep confidential the contents of this contract. The duty of confidentiality does not apply for public disclosure duties of the parties. The parties may disclose the contents to consultants with a professional duty to hold confidences or to such persons upon whom a similar duty of confidentiality is imposed by contract with effect in favor of the other contract parties.

2. The parties will coordinate among themselves before releasing to the public particular notices concerning the contents of this contract. This applies also to internal disclosures within the plant or to the company.

                                     ss. 11
                           Experts, Expert Affidavits

     If the parties are unable to agree on the selection of an expert or an expert affidavit, the chamber of commerce located at the registered place of business of the company will make the decision on application of one of the parties. The costs of experts or expert affidavits are borne by the parties according to the principle that the losing party pays.

                                     ss. 12
                              Securities, Sureties

     Insofar as under this contract or on the basis of other agreements in connection with this contract, a surety is to be provided, it is to be in the form of a guaranty/surety with first recourse rights. Bank guaranties are in be produced in the same manner from a German large commercial bank, a savings association or a credit cooperative.

                                     ss. 13
                            Declaration, Time Periods

1. Declarations requiring receipt are to be sent to the address of the other party that is given in this contract or is provided in writing in its place as well as to their representatives:

     for the Seller:

          not used

     for the Buyer:

          Herfurth & Partner, Rechtsanwalte GbR
          30159 Hannover, Luisenstr. 5

2. For all declarations and notices foreseen in this contract, the day of receipt of the declaration by the recipient is the relevant time. As the day of receipt is deemed to be at the latest the third day after delivery of the declaration by mail.

                                     ss. 14
                                      Costs

1. The costs of this document and its execution as well as the transfer taxes arising thereon are borne by the Buyer.

2.   The costs of advice is borne by each of the parties themselves.

                                     ss. 15
                              Miscellaneous Clauses

1. Place of performance and exclusive choice of forum is the location of the company.

2. The parties have not made any agreements other than those contained in this contract. Any earlier agreements are hereby rescinded.

3. Changes and additions to this contract must be by a signed writing. This applies also to the amendment of this requirement of a signed writing.

4. The parties conclude the accompanying arbitration agreement according to the

                                    Exhibit 3

                                     ss. 16
                               Severability Clause

1. Should current or future provisions of this contract be entirely or partly legally invalid or not enforceable or later lose their legal validity or enforceability, the validity of the remaining provisions of this contract is not disturbed thereby. The same applies insofar as it should develop that the contract contains gaps.

2. In place of the invalid or unenforceable provision or to fill the gap that appropriate rule should apply that the parties would have found had they considered the point at the time of concluding the contract. This also applies when the invalidity of a provision depends on a standard of performance or time ( date or period ) set in this contract; in such cases that permissible standard of performance or time ( date or period ) shall apply in place of the agreement that comes nearest to that the parties intended.

3. Should the validity of a provision in the above described manner only be attainable by adhering to particular form requirements, the parties are obligated to undertake the required acts and to give the required declarations.

The above was read by the notary to those present, was consented to by these and signed in their own hand as follows:



/s/ Eckhard Pohle
.................................
Eckhard Pohle


/s/ Veronika Pohle
.................................
Veronika Pohle


/s/ Fritz Hische
.................................
Fritz Hische


/s/ Felicitas Hische
.................................
Felicitas Hische


/s/ Frank Pahl
.................................
Dr. Frank Pahl


/s/ Thomas Winterhoff
.................................
Notary

[notary seal]